Exhibit 99.1

U.S. EpiPen Profitability Analysis

Following Mylan’s recent testimony before the United States House of Representatives regarding EpiPen, Mylan is providing this analysis of the profitability in the United States of EpiPen as a supplement to its testimony. Mylan does not regularly provide profitability analyses for individual products and does not intend in the future to provide product level profitabilty analysis for EpiPen or to update this analysis.

(In USD millions)	2008	2009	2010	2011	2012	2013	2014	2015	2016E [3]
Sales	184	200	281	371	622	742	933	912	1,100
Cost of Goods Sold	79	86	123	139	195	202	224	255	275
Gross Profit	105	114	158	232	427	540	709	657	825
Gross Margin	57.1%	57.0%	56.2%	62.5%	68.6%	72.8%	76.0%	72.0%	75.0%

Operating Costs [1]	34	32	43	58	121	147	184	159	154

Operating Profit	71	82	115	174	306	393	525	498	671

Estimated Implied Interest [2]	67	66	65	62	56	42	24	-	-

Estimated Tax Impact	2	6	19	42	94	132	188	187	252
Tax Rate [4]	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%

Net Product Profitability	3	10	31	70	156	219	313	312	419

US Pens Sold (millions)	4.3	4.5	5.2	5.5	7.3	7.4	7.9	8.3	8.0

Approximate US Metrics per Pen (in dollars):
Sales	43	44	54	67	85	100	118	110	137
Cost of Goods Sold	18	19	24	25	27	27	28	31	34
Gross Profit	24	25	30	42	58	73	90	79	103
Operating Cost	8	7	8	11	17	20	23	19	19
Operating Profit	17	18	22	32	42	53	66	60	83
Net Product Profitability	1	2	6	13	21	30	40	38	52

[1]	Includes direct selling, marketing, medical affairs and R&D expenses. Does not include corporate allocations or the cost of the EpiPen4Schools program.
[2]	Assumes interest on the unrecovered original investment at the actual weighted average borrowing rate of 7.9% for the debt incurred with the acquisition. Approximately $850M of the acquisition price attributed to EpiPen.
[3]	Before changes to patient access programs and the launch of the authorized generic.
[4]	The statutory tax rate for the U.S. has been used in this product line profitability analysis.

This analysis is derived in part from data prepared in accordance with generally accepted accounting principles (“GAAP”), and a reconciliation of the EpiPen operating profit to the segment profitability of Mylan’s Specialty Segment is included below. As used in this analysis, however, net product profitability for the EpiPen product and net product profitability per EpiPen unit sold are not GAAP measures and also reflect adjustments for estimated implied interest expense and for the impact of estimated taxes that have not been determined in accordance with GAAP and are not directly derived from Mylan’s reported results. Mylan does not have 2016 GAAP guidance, and consequently cannot provide a reconciliation for 2016E to Specialty Segment profitability or Consolidated results without unreasonable effort, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items required for the reconciliation. These items include, but are not limited to, acquisition-related expenses including those related to the recently closed Meda transaction, restructuring expenses, asset impairments, litigation settlements, changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

	2008	2009	2010	2011	2012	2013	2014	2015
EpiPen operating profit	71	82	115	174	306	393	525	498
Other Specialty Segment profitability	(34)	(12)	8	66	13	69	140	173
Specialty Segment profitability	37	70	123	240	319	462	665	671